Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Aramark:

We consent to the use of our report dated December 2, 2014, with respect to the consolidated balance sheets of Aramark and subsidiaries as of October 3, 2014 and September 27, 2013, and the related consolidated statements of income, comprehensive income, cash flows and stockholders’ equity for each of the fiscal years ended October 3, 2014, September 27, 2013 and September 28, 2012, and the related financial statement schedule, incorporated by reference herein, and to the reference of our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Philadelphia, Pennsylvania
December 2, 2014